AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of ___________, 2019, by and among Badu Holdings, Inc., a Nevada corporation (“Parent”), Badu Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Badu Networks, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company believe it is in the best interest of each company and their respective stockholders to reorganize and create a holding company for the Company’s business by merging Merger Sub with and into the Company (the “Merger”);

WHEREAS, the parties intend that, following the completion of the transactions contemplated hereunder, the stockholders of the Company become stockholders of Parent in the exact same proportion as their ownership interest in the Company prior to the date hereof;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes (“NRS”) and their respective charter documents; and

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the NRS.

1.2. Closing. The closing of the Merger (the “Closing”) shall take place at such place, date and time as the parties may agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Merger Sub, and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3. Effective Time of the Merger. At the Closing, the parties hereto shall (a) cause articles of merger (the “Nevada Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada, as provided in Section 92A.200 of the NRS, and (b) take all such other and further actions as may be required by the NRS, or other applicable Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Nevada Articles of Merger. The date and time of such effectiveness are referred to herein as the “Effective Time.”

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1.4. Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NRS.

1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time and as amended by the Nevada Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.6. Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF COMPANY AND MERGER SUB

2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:

(a)	Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of the Company’s common stock. Such newly issued share shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b)	Conversion of the Company Stock. Subject to other provisions of this Article 2:

	(i)	Subject to the provisions of Section 2.3, each issued and outstanding share of the Company Stock immediately prior to the Effective Time (individually a “Share” and collectively the “Shares”), excluding (i) Shares held by the Company, and (ii) Shares held by Parent, Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, if any, and (iii) Dissenting Shares, shall, by virtue of the Merger, be converted automatically into 0.13467048 shares of Common Stock of the Parent (the “Merger Consideration”). The Merger Consideration shall be distributed by the Company according to Law.

	(ii)	The issued and outstanding Shares, applicable liquidation preferences and the holders shall be set forth on a Merger Consideration certificate to be delivered by the Company to the Parent at Closing (the “Merger Consideration Certificate”). Parent and the Surviving Corporation shall be entitled to rely on the Merger Consideration Certificate in connection with issuance of certificates representing the Merger Consideration pursuant to Section 2.2.

	(iii)	At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any certificates representing the Shares, certificates representing the Merger Consideration to which such holder is entitled.

	(iv)	At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any Subsidiary or parent of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

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2.2 Warrants and Options.

(a)	At the Effective Time, each outstanding warrant to purchase Common Stock of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into a warrant to purchase that number of shares of Common Stock of Parent equal to the amount of Merger Consideration that such warrant holder would have received had such holder exercised such warrant immediately prior to the Effective Time. Other than a corresponding increase of the aggregate exercise price, the other terms of such options shall not be affected or altered by such conversion.

(b)	At the Effective Time, each outstanding option to purchase Common Stock of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into an option to purchase that number of shares of Common Stock of Parent equal to the amount of Merger Consideration that such option holder would have received had such holder exercised such option immediately prior to the Effective Time. Other than a corresponding increase of the aggregate exercise price, the other terms of such options shall not be affected or altered by such conversion.

2.3 Issuance and Reservation of Shares.

(a)	If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Parent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of the Parent that such tax has been paid or is not payable.

(b)	Notwithstanding anything to the contrary in this Section 2.3, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

(c)	No fractional shares will be issued as Merger Consideration. All fractional shares of Common Stock of the Parent to be issued will be rounded up to the next whole share.

(d)	Promptly after the Effective Time, Parent shall reserve an amount of Shares of its Common Stock equal to the number of Shares of Common Stock of Parent issuable upon the exercise of the warrants and options described in Sections 2.2(a) and (b).

2.4 Dissenting Shares.

(a)	Notwithstanding Section 2.1, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to an appraisal of the fair market value for such shares and who does not vote in favor of or consent in writing to the Merger and who otherwise complies with the provisions of Section 92A.380 of the NRS (the “Dissenting Shares”) shall not be converted into the right to receive any portion of the Merger Consideration as provided in Section 2.1(b) of this Agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to an appraisal of the fair market value of his Dissenting Shares. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to an appraisal of the fair market value of his Dissenting Shares under the NRS, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled hereunder.

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(b)	The Company shall give Parent prompt notice of any demands received by the Company for the payment of fair market value for Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not make any such payment without Parent’s prior written consent.

2.5 Transfer Restrictions.

(a)	The parties understand that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities Laws. The parties agree that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of Parent’s counsel. The Company understands that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company understands that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b)	To enable Parent to enforce the transfer restrictions contained herein, the Company hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Common Stock with respect to the Merger Consideration, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF ABTECH HOLDINGS, INC. AND ITS COUNSEL.”

ARTICLE 3

GENERAL PROVISIONS

3.1 Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any shareholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the NRS requires further approval by such shareholders without the further approval of such shareholders.

3.2 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

3.3 Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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3.4 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

3.5 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Nevada as applied to contracts that are executed and performed in Nevada, without regard to the principles of conflicts of Law thereof.

3.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

BADU HOLDINGS, INC.

By:	/s/ Dennis Vadura
Name:
Title:	CEO

BADU ACQUISITION CORP.

By:	/s/ Dennis Vadura
Name:
Title:	CEO

BADU NETWORKS, INC., a Nevada corporation

By:	/s/ Dennis Vadura
Name:
Title:	CEO

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